DEFERRED COMPENSATION AGREEMENT

      AGREEMENT made as of the 15th day of December, 1994, by and between

Harcourt General, Inc., a Delaware corporation (the "Company"), and Richard A.

Smith (the "Executive")

      WHEREAS the Executive is Chairman of the Board of the Company; and

      WHEREAS the Executive's base salary and maximum bonus eligibility could allow the Executive to receive in excess of $1 million in compensation for the

Company's Fiscal Year 1995 and succeeding Fiscal Years; and

      WHEREAS certain provisions of the Internal Revenue Code of 1986, in effect (the "Code"), could have the effect of disallowing a tax deduction to the Company for any compensation paid to the Executive in excess of $1 million in any Fiscal Year; and

      WHEREAS the Company wishes to preserve the tax deduction for the

Executive's compensation and to keep the Executive whole for any current reduction in income resulting from  such limit on the deductibility of compensation to the Executive.

      NOW, THEREFORE, it is agreed as follows:

      1.    The Company and the Executive hereby agree that payment of all compensation otherwise payable to the Executive for Fiscal Year 1995 and succeeding Fiscal Years which would not be deductible by the Company on account of the provisions of the Code shall be deferred (the "Deferred

Compensation") until such time as the Company shall be entitled to take the tax deduction for such payment.

      2.    The Deferred Compensation shall be credited with interest at the same rate and in the same manner as is provided from time to time to

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participants in the Company's Key Executive Deferred Compensation Plan.  Such

interest shall become part of Deferred Compensation and shall be payable in accordance with paragraph 1 above.

      3.    This Agreement does not amend or affect in any manner the Amended and Restated Deferred Compensation Agreement between the Company and the

Executive dated August 27, 1990.

      4.    The Company shall not be required to set aside or segregate any of its assets of any kind to meet any of its obligations hereunder.  All its obligations hereunder shall be reflected by book entries only, and the

Executive shall have no rights on account of this Agreement to any specific assets of the Company.  Any rights that the Executive may have on account of this Agreement shall be only those of a general unsecured creditor.

      5.    No benefit payable under this Agreement, and no interest or rights hereunder of the Executive or any other person, shall be subject to the claims of any creditor or to attachment, garnishment or other legal process, nor shall the Executive or any beneficiary have any right to alienate, anticipate,

commute, pledge, encumber or assign any interest or rights under this

Agreement.

      6.    This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and his heirs,

executors, administrators and legal representatives.

      EXECUTED UNDER SEAL on the day first above written.


                                        HARCOURT GENERAL, INC.


                                        /s/ Eric Geller
                                        By: ERIC GELLER
                                        Title: Sr. V-P & General Counsel


                                        /s/ Richard A. Smith
                                        Richard A. Smith
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